CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24-b2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.



      GERALD GENTLEMAN STATION UNIT PARTICIPATION AGREEMENT
                             BETWEEN
                 NEBRASKA PUBLIC POWER DISTRICT
                             AND
                ST. JOSEPH LIGHT & POWER COMPANY

   This Gerald Gentleman Station Unit Participation
Agreement ("Agreement") made and entered into this 10th day of July, 1996, by and between Nebraska Public Power
District ("District"), a public corporation and political subdivision of the State of Nebraska, and St. Joseph Light
& Power Company ("SJLP"), a Missouri corporation; with the
District or SJLP being sometimes hereinafter referred to singly as a "Party" and collectively as "Parties."

   WHEREAS, each Party is the owner and operator of electric generation and transmission facilities and is engaged in the generation, transmission, distribution and sale of electric power and energy; and

   WHEREAS, the electric systems of the District and SJLP are directly electrically interconnected and the Parties are participants under the Coordinating Agreement governing the Cooper-Fairport-St. Joseph Interconnection allowing transfer of the power and energy between their systems; and

   WHEREAS, the Parties desire to enter into an agreement for the sale by the District and the purchase by SJLP of baseload unit participation power and energy produced by the District's Gerald Gentleman Station or from other alternate sources for energy, the source of which is at the sole option of the District, and the delivery of such baseload unit participation power and energy to SJLP as provided herein.

   NOW, THEREFORE, in consideration of the promises, conditions, and covenants contained herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.01 "Accredited Capability" shall mean Accredited
Capability as defined in the MAPP Agreement.

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.

1.02 "Capacity Charge Rate" shall mean Capacity Charge Rate as defined in Section 3.02 hereof.

1.03 "Contract Rate of Delivery" shall mean Contract Rate of DeLivery as such is defined in Section 3.02 hereof.

1.04 "Contract Year" shall mean the period of twelve calendar months commencing at 12:01 am on June 1, 2000, and at 12:01 am. on June 1 of each year thereafter during the term of this Agreement.

1.05 "Coordinating Agreement" shall mean the Coordinating
Agreement governing the Cooper-Fairport-St. Joseph 345 KV
Interconnection dated March 5, 1990, executed by the participants to said Agreement, including the District and SJLP, and as the same may be amended from time to time.

1.06 "Energy Charge Rate" shall mean Energy Charge Rate as defined in Exhibit "A" hereof.

1.07 "GGS Unit Participation Power" shall mean power and associated energy which is sold from the District's Gerald
Gentleman Station ("GGS") located near Sutherland, Nebraska
Such GGS Unit Participation Power and associated energy shall be supplied one half from GGS Unit No. 1 and one half from GGS Unit No. 2, on the basis that it is continuously available, except as otherwise provided herein.

1.08 "MAPP Agreement" shall mean the Mid-Continent Area
Power Pool Agreement dated March 31, 1972, executed by the participants in said power pool, including the District, and as the same may be amended from time to time.

1.09 "MAPP Loss Repayment" shall mean the energy losses for which the District has an obligation to MAPP, as determined in accordance with the then current MAPP Loss Repayment
Procedure.

1.10 "NERC" shall mean the North American Electric
Reliability Council.

1.11 "Prudent Utility Practice" shall mean any of the practices, methods and acts at a particular time, which, in the exercise of reasonable judgment in the light of the facts, including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior thereto, known at the time the decision was made, would have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expediency. In applying the standard of Prudent Utility Practice to any matter under this Agreement, equitable consideration should be given to the circumstances, requirements and obligations of each of the Parties. It is recognized that Prudent
Utility Practice is not intended to be limited to a single best practice, method, or act to the exclusion of all others, but rather can be within a specimen of possible practices, methods or acts which could reasonably have been expected to accomplish the desired result.

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BE REPLACED WITH ASTERISKS.

1.12 "SJLP's Reserve Sharing Pool" shall mean the then current reserve sharing pool of which SJLP is a member, currently this is the MOKAN Power Pool organized under the General Participation Agreement of the MOKAN Power Pool dated April 19, 1989.

1.13 "Transmission Capacity Rights" shall mean Transmission
Capacity Rights as defined in the Coordinating Agreement.

ARTICLE II
TERM OF AGREEMENT

2.01 This Agreement shall be effective upon the date of its execution, which date shall be inscribed in the first paragraph hereof, and shall remain in force and effect through May 31, 2011, except as provided in Section 8.01, hereof.

ARTICLE III
GGS UNIT PARTICIPATION POWER

3.01 Upon commencement of the initial Contract Year, the District agrees to sell and deliver and SJLP agrees to purchase and accept GGS Unit Participation Power in the amount of the Contract Rate of Delivery. Such GGS Unit
Participation Power shall be comprised of equal contributions from GGS Unit No.l and GGS Unit No.2 respectively (for example 50 MW from GGS Unit No.l and 50
MW from GGS Unit No. 2 for a 100 MW Contract Rate of
Delivery). Such GGS Unit Participation Power shall be supplied by the District and received by SJLP without reserves. When the output of a GGS unit is partially or totally limited by the District from its then current
Accredited Capability, SJLP's energy entitlement may, at the District's sole discretion, subject to the provisions of Section 7.02, be pro rata reduced for the duration of such limitation, however, neither the GGS Unit
Participation Power nor the Capacity Charge Rate shall be reduced.

3.02 The Contract Rate of Delivery ("CROD") and the respective Capacity Charge Rate for GGS Unit Participation
Power sold in each month of each Contract Year during the term of this Agreement are defned and shall be as follows:

Contract          CROD      Capacity Charge Rate
 Year           (in MW)       (in $/MW-month)

2000              60              $**
2001              70              $**
2002              80              $**
2003              90              $**
2004              100             $**
2005              100             $**
2006              100             $**
2007              100             $**
2008              100             $**
2009              100             $**
2010              100             $**

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERICKS.

3.03 Except as otherwise provided in Sections 3.05, 8.03 and 8.04, the Energy Charge Rate for energy associated with GGS Unit Participation Power shall be determined by the District and shall be based upon the average cost of production for Gerald Gentleman Station plus the cost of losses to deliver energy to the Point of Delivery and the cost of losses incurred by the District pursuant to Section
9.01, all as determined in accordance with Exhibit A attached hereto and thereby incorporated herein.

3.04    SJLP's payment to the District for GGS Unit
Participation Power purchased in any month shall be the sum of: (1) The Capacity Charge Rate described in Section 3.02 multiplied by the CROD for said month, (2) the Energy
Charge Rate described in Section 3.03 multiplied by the MWH of energy delivered to SJLP under such rate during said month, and (3) any payments for taxes, fees or allowances pursuant to Article XIX of this Agreement. The amount owed to the District for energy purchased by SJLP at prices other than the Energy Charge Rate pursuant to Sections
3.05, 8.03 or 8.04 shall also be included in SJLP's monthly billing but shall be separated from energy billed at the Energy Charge Rate.

3.05 In the event Gerald Gentleman Station is available to provide energy but one or both of said units is at minimum generation output (currently approximately 200 MW net output per GGS unit), SJLP shall schedule and receive energy deliveries in an amount not less than 16 MWH/HR from such a unit; provided however, when the District's scheduled load on such a unit exceeds the minimum generation level, SJLP shall not be required to schedule any minimum amount of energy from said unit. The District shall notify SJLP as soon as practicable when it becomes necessary for SJLP to modify its energy schedule to receive its portion of energy from Gerald Gentleman Station during such minimum generation periods. The District reserves the right, in its sole discretion, not to operate a Gerald
Gentleman Station unit at any time it determines that it is not economically feasible to do so. During times when a GGS unit(s) is taken off-line by the District for economic reasons, the District shall make available other energy at the same or lower price as energy provided from a GGS unit(s); provided, however, the lower price, including payment for losses, shall apply only if the District is purchasing energy for its own needs at such lower price and additional amounts of energy (not to exceed SJLP's pro rata entitlement from such unit) can be obtained for SJLP at said lower price. At such times when such other energy is provided to SJLP because a GGS Unit is off line for economic reasons, such other energy shall be deemed energy associated with GGS Unit Participation Power for purposes of the District's obligations described in Article VII hereof.

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULAGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.


ARTICLE IV
POINT OF DELIVERY AND TRANSMISSION SERVICE

4.01 The District will make the GGS Unit Participation
Power purchased by SJLP under this Agreement available to SJLP at the GGS switchyard for transmissions pursuant to
Section 4.03, over the District's transmission system from said switchyard to the point of delivery ("Point of Delivery") as described in Section 4.02 hereof.

4.02 The Point of Delivery for GGS Unit Participation Power shall be at the point of interconnection between the Cooper-Fairport-St. Joseph 345 KV interconnection and the
District's 345 KV facilities at the District's Cooper
Substation all as described in the Coordinating Agreement.

4.03 To facilitate transmission of the GGS Unit
Participation Power from the GGS switchyard to the Point of Delivery pursuant to Sections 4.01 and 4.02 above, the District shall provide to SJLP, during each Contract Year, point-to-point firm transmission service in the amount of the CROD for said Contract Year in the form of Contingent
Firm Transrnission Service under the District's T-2
Transmission Service Rate schedule, or replacement therefor. Such Contingent Firm Transmission Service provided to SJLP shall allow SJLP to schedule GGS Unit
Participation Power, not to exceed the CROD, from GGS to the Point of Delivery on a contingent firm basis subject to the terms, conditions and service specifications of said
T-2 Rate Schedule or its successor or replacement, and further, shall allow SJLP to schedule energy associated with GGS Unit Participation Power, not to exceed the CROD, to other points of interconnection on the District's transmission system, as described hereinafter, on a non-firm basis subject to the terms, conditions and service specifications of said T-2 Rate Schedule governing transmission of non-firm energy under a firm transmission capacity reservation. The Parties agree that for the purposes of this Agreement the scheduling of such non-firm deliveries by SJLP shall be limited to the Distict's transmission interconnections which are located at or cross the Nebraska state border for receipt by other energy purchasers outside Nebraska; provided, however, SJLP shall have the right of substitution to schedule such non-firm energy, not to exceed the CROD, to Omaha Public Power
District or Lincoln Electric System unless such deliveries are prohibited by federal or state law.

4.04 To facilitate transmission of GGS Unit Participation
Power from the Point of Delivery to SJLP's point of interconnection with the Cooper-Fairport-St. Joseph 345 KV interconnection, the District and SJLP shall each provide
Transmission Capacity Rights, in the amount of fifty percent (50%) of the CROD, under the terms of the Coordinating Agreement. The Parties recognize that such
Transmission Capacity Rights provided by the District shall be deemed as a portion of the transmission service received by SJLP from District hereunder and that the District shall be compensated for providing such Transmission Capacity
Rights by way of SJLP's payment of the District's T-2 Rate as described in Section 4.06. The parties further recognize that the impact, if any, of Federal Energy Regulatory
Cornmission ("FERC") regulations issued pursuant to Order
888, as amended, on the Coordinating Agreement and the Parties' ability to utilize their respective rights Hereunder is unknown as of the date of this Agreement. In the event the Coordinating Agreement is

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISION IN ACCORDANCE WITH RUEL 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERICKS.

amended by its participants, including the District and SJLP, to comply with regulations issued pursuant to Order
888, as amended, and if either the District or SJLP determine that this Agreement shall also require amendment as a result of said amendment to the Coordinating
Agreement, the Parties agree to conduct negotiations to facilitate such an amendment to this Agreement. Provided said negotiations are successful and produce a mutually acceptable amendment to this Agreement, providing for compliance with the Coordinating Agreement as amended, the Parties shall execute such negotiated amendment to this Agreement. In the event the Parties cannot agree on an appropriate amendment to this Agreement, either Party may terminate this Agreement and its obligations and further liabilities hereunder upon 90 days prior written notice.

4.05 It is recognized that the District is interconnected with other transmission service providers at the District's
Cooper 345 KV Substation. If SJLP loses, or anticipates the loss of, its ability to receive GGS Unit Participation
Power at the Point of Delivery, SJLP may at its option make arrangements with such other transmission service providers for another means of delivery from the District's Cooper
345 KV Substation to the SJLP electric system as an alternative to the transmission arrangements provided for in Section 4.04. In the event SJLP makes such alternative arrangements, SJLP shall pay all transmission and ancillary services charged by such other transmission provider and costs associated therewith, SJLP shall retain its obligations to pay the District under this Agreement, and the District shall continue to deliver GGS Unit
Participation Power to its Cooper 345 KV Substation pursuant to this Agreement for receipt by said other transmission service providers so long as the District is provided with all requested notices and schedules under
Article VI regarding the alternate arrangements and the alternate arrangements do not modify the obligations or performance burdens of the District under this Agreement.

4.06 The Parties agree that the District's compensation for the transmission service provided to SJLP under Sections
4.03 and 4.04 above is included as a portion of the total compensation received by the District pursuant to the Capacity Charge Rate paid by SJLP as provided in Section
3.02. It is understood by the Parties that payment of the District's T-2 Rate for such transmission services shall be received by the District through an allocation of a portion of said Capacity Charge Rate, in the amount of said T-2
Rate, to the District's transmission accounting function with the remaining portion of the Capacity Charge Rate allocated to the District's power production accounting function. Regardless of variation in the District's T2
Rate, SJLP's payment for GGS Unit Participation Power and transmission service provided to SJLP under this Agreement shall not be less than, nor shall it exceed, said Capacity
Charge Rate.

ARTICLE V
INTERRUPTION OF DELIVERIES

5.01 The District shall not be obligated to deliver to SJLP, even if previously scheduled, power and energy when:

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.

(1) Delivery from the District to SJLP would endanger the District's facilities, in the District's sole judgment, or

(2) Transmission of such power and energy is restricted under the authority of a policy or procedure of MAPP or SJLP's Reserve Sharing Pool.

For the purposes of this Agreement, conditions under which delivery would endanger the Distict's facilities, as provided in item (1) of this Section 5.01, are any conditions, whether existing or imminent, which could subject the District's facilities or its electric system to the threat of failure, damages break down, outage, or cascading and shall include but not be limited to abnormal voltages or frequency, excessive loading, system instability, or exceeding the operating limits established and observed by the District to maintain the integrity of its electric system.

5.02 Reductions in deliveries due to conditions associated with the Cooper-Fairport-St. Joseph 345 KV Interconnection shall be performed in accordance with the terms and conditions of the Coordinating Agreement. If at the time of such reductions the District would have otherwise been able to deliver GGS Unit Participation Power to its Cooper 345
KV Substation, such GGS Unit Participation Power shall be deemed available for scheduling by SJLP, for purposes of
Article VII, even though SJLP's schedules are reduced.

5.03 There shall be no contractual or other liability on the part of the District because of any interruption in delivery properly invoked pursuant to this Article V.

ARTICLE VI
AVAILABILITY AND SCHEDULING

6.01 Except as otherwise limited by provisions of this Agreement, the GGS Unit Participation Power supplied by the
District to SJLP under this Agreement shall be available for scheduling during each Contract Year at the Contract
Rate of Delivery provided for in Section 3.02.

6.02 The SJLP system operators shall communicate with the District's system operators to facilitate daily scheduling of energy and any operating reserves under this Agreement.
SJLP will normally furnish the District with a schedule for energy and any operating resenes by 2:00 pm. of the day prior to the beginning of such schedule. Schedules for Saturday, Sunday, and Monday shall be provided by 2:00 p.m.
on the preceding Friday. In the event SJLP submits a schedule after 2:00 pm, or SJLP requests a change in a previously submitted schedule, the District shall use its best efforts to accommodate such schedule or request.

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.

6.03 Schedules and schedule changes submitted by SJLP pursuant to Sections 6.02 shall be made in such a manner so as not to cause undue hardship on the District's system regarding rate of change of delivery and continuity of delivery. The District shall use its best efforts to accommodate such schedules or schedule changes within operating limitations, such as ramping rates or unit start-up time, that are reasonable for SJLP's pro rata share(s) of the Gerald Gentleman Station unit(s) providing energy or operating reserves for the schedules submitted.

6.04 Notwithstanding any other provisions of this Agreement, after 2:00 p.m. of any day, but excepting any schedule change or initiation by SJLP pursuant to Section
6.02 above, the District reserves the right to utilize any non-scheduled GGS capacity for producing energy or for satisfying the District's operating reserve requirements, including spinning and nonspinning reserves, during the following day. For the purposes of this Agreement, GGS capacity shall be deemed non-scheduled if the District does not receive a schedule from SJLP for energy or operating reserves as provided in Section 6.02.

ARTICLE VII
DISTRICT'S ENERGY OBLIGATION

7.01 Subject to the provisions of Article Vl, the Parties
agree that the GGS Unit Participation Power purchased by
SJLP under this Agreement shall be available for scheduling
such that the District will provide energy to SJLP in an
amount equivalent to the CROD for not less than  ***    of
any Contract Year, if scheduled by SJLP up to such amount during said Contract Year.

7.02 To facilitate measurement of the District's performance in meeting its obligation to provide such energy during said hours, the District will record for each hour of each Contract Year (i) the GAS Unit Participation
Power available for scheduling by SJLP, (ii) the requested schedule of GGS Unit Participation Power scheduled by SJLP, and (in) the difference, if any, resulting from subtracting item (ii) from item (i). During times when one GGS unit, but not both GGS units, is available for scheduling by SJLP, the amount of GGS Unit Participation Power deemed by the District to be available for scheduling by SJLP as provided in item (i) above shall not exceed for NERC defined off-peak hours the GGS Unit Participation Power available from such single GGS Unit dunng NERC defined on-peak hours except by mutual agreement of the Parties.

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.

7.03 Except as otherwise provided in Section 8.02, the
District's maximum energy obligation ("Maximum MWH
Obligation') during any Contract Year is established as
provided below.
  Contract Year        CROD        Maximum MWH Obligation

     2000                60 MW             **
     2001                70                **
     2002                80                **
     2003                90                **
     2004                100               **
     2005                100               **
     2006                100               **
     2007                100               **
     2008                100               **
     2009                100               **
     2010                100               **

The calculated amount of such Maximum MWH Obligation for
any Contract Year is based upon the product of (i) 8766
hours/year (the average annual hours agreed to by the
Parties), (ii) a factor of ***   and (iii) SJLP's CROD for
said Contract Year. The calculated Maximum MWH Obligation for the final Contract Year may be adjusted from the Maximum MWH Obligation shown above as a result of reductions, if any, provided for in Section 8.02.

7.04 The District's energy obligation ("MWH Obligation") for any Contract Year, not to exceed the Maximum MWH
Obligation for said Contract Year, shall be calculated by subtracting from said Maximum MWH Obligation the summation of the differences, if any, described in item (iii) of
Section 7.02, for all hours of said Contract Year.

7.05 If the sum of (i) the total energy associated with GGS
Unit Participation Power and delivered to SJLP in any Contract Year plus (ii) Energy Credits, if any, accumulated by the District pursuant to Section 8.02 and applied toward its obligation hereunder, equals or exceeds the MWH
Obligation for said Contract Year, the District shall be deemed to have met its obligation to provide energy during that Contract Year. However, if said sum is less than the MWH Obligation for said Contract Year, an energy deficit
("Energy Deficit") shall be deemed to have occurred and the District shall be deemed not to have met its obligation to provide energy during such Contract Year; provided, however, the occurrence of an Energy Deficit shall not constitute a breach of this Agreement. The Energy Deficit shall for the purposes of this Agreement be equal to the difference in MWH resulting from the MWH Obligation less said delivered energy and shall be provided to SJLP during subsequent Contract Years as provided in Section 8.01.

ARTICLE VIII
ENERGY DEFICITS AND CREDITS

8.01 The Parties shall record and keep an accounting of any

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDIANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERICKS.


Energy Deficits, as described in Section 7.05, occurring during the term of this Agreement. In the event of an Energy Deficit, the Parties shall mutually agree upon the time and the manner in which such energy will be delivered to SJLP, at the Energy Charge Rate or a price equivalent thereto, to remedy said Energy Deficit during the remaining term of this Agreement; provided, however, if such Energy Deficit remains at the completion of the term of this Agreement,the District's obligation to remedy said
Energy Deficit shall survive the term hereof until the balance of said Energy Deficit is delivered to SJLP, at the Energy Charge Rate or a price equivalent (i.e. - at a price based on the GGS heat rate, fuel cost and O&M consistent with Exhibit A of this Agreement) thereto; further provided, all such Energy Deficits shall be delivered to SJLP not later than May 31, 2012.

8.02 In the event the District provides energy associated with GGS Unit Participation Power to SJLP during any
Contract Year in an amount that exceeds the Maximum MWH
Obligation for such Contract Year, the difference in MWH resulting from subtracting said Maximum MWH Obligation from the total MWH of such energy delivered in said Contract
Year may be applied, at the District's sole discretion pursuant to Section 8.04, as a credit(s) ("Energy Credits") toward the District's then current or future obligation to remedy Energy Deficits. If, upon commencement of the final
Contract Year the District has accumulated such Energy
Credits and no Energy Deficit(s) exist to be remedied, said
Energy Credits (in MWH) may also be applied as a credit toward the Maximum MWH Obligation in the final Contact
Year, as identified in Section 7.03, to reduce the District's obligation thereunder.

8.03 If during the final Contract Year the District's energy deliveries exceed the Maximum MWH Obligation
(whether reduced pursuant to Section 8.02 or otherwise), the District shall offer to sell any energy associated with GGS Unit Participation Power that exceeds said Maximum MWH
Obligation (whether reduced pursuant to Section 8.02 or otherwise) to SJLP at $/MWH energy prices equivalent to the then current prices the District would be able to receive from sales to energy purchasers other than SJLP, and such offered $/MWH energy prices may exceed the Energy Charge
Rate described in Section 3.03. Upon the District's offering of such energy to SJLP, SJLP shall have the right of first refusal whether to purchase or not to purchase energy so offered by the District. If SJLP refuses to purchase such energy, the District shall have no obligation to deliver such energy to SJLP and may sell such energy to energy purchasers other than SJLP.

8.04 If durring any Contract Year, other than the final
Contract Year, the District's energy deliveries exceed the Maximum MWH Obligation for said Contract Year, and the
District at its sole discretion elects not to utilize subsequent deliveries as credit(s) toward Energy Deficits pursuant to Section 8.02, the District shall offer to sell any energy associated with GGS Unit Participation Power that exceeds said Maximum MWH Obligation to SJLP at $/MWH energy prices equivalent to the then current prices the District would be able to receive from sales to energy purchasers other than SJLP, and said offered $/MWH energy prices may exceed the Energy Charge Rate described in
Section 3.03. Upon the District's offering of such energy to SJLP, SJLP shall have the right of frst refusal whether

Page 19

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.

to purchase or not to purchase energy so offered by the District. If SJLP refuses to purchase such energy, the District shall have no obligation to deliver such energy to SJLP and may sell such energy to purchasers other than SJLP. If SJLP agrees to purchase energy so offered by the District, the District shall deliver said energy to SJLP at the Point of Delivery for the mutually agreed $/MWH energy price; provided, however, any such energy offered to or purchased by SJLP shall not be able to be claimed by the District as credit(s) toward Energy Deficits.

ARTICLE IX
LOSSES

9.01 The District shall compensate Associated Electric
Cooperative, Inc. (AECI) for energy losses incurred on the Cooper-Fairport-St. Joseph 345 KV Interconnection. The
District's cost of providing such losses to AECI shall be included in the Energy Charge Rate described in Exhibit "A" attached hereto.

9.02 Charges for energy losses resulting from deliveries under this Agreement (i) incurred on the District's electric system up to the Point of Delivery and (ii) associated with MAPP Loss Repayment, shall be paid by SJLP.
The cost and amount of such energy losses shall be included in the Energy Charge Rate described in Exhibit "A" attached hereto.

ARTICLE X
OPERATION AND MAINTENANCE

10.01 The District shall operate and maintain its electric system, including GGS, in accordance with Prudent Utility
Practice. SJLP shall operate and maintain its electric system in accordance with Prudent Utility Practice. Each
Party shall perform such maintenance at such times as it deems necessary, in its sole discretion, but shall use its best efforts to schedule such maintenance in such a manner as to limit the overall inconvenience to the Parties such that neither Party is significantly penalized. The District shall provide SJLP reasonable advance notice of any scheduled maintenance to be performed on GGS or on any of its electric system facilities which the District, in its sole judgment, expects to limit or adversely impact its ability to deliver energy hereunder.

ARTICLE XI
BOOKS AND RECORDS

11.01 The Parties shall maintain such books and records as are required for the admimistration of this Agreement and shall upon request of one Party to the other, provide each other access to such books and records as well as reasonable access to each other's electric systems to permit audits or confirmation of compliance with the provisions of this Agreement. Such access shall be by prior schedule and during normal working hours for each Party.

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES AND EXHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERICKS.


ARTICLE XII
BILLING AND PAYMENTS

12.01 The Parties agree that the delivery and receipt of GGS Unit Participation Power provided for herein shall be accomplished pursuant to Service Schedule H, or its like successor, of the Coordinating Agreement. Pursuant to said
Coordinating Agreement, as soon as practicable after the end of each calendar month, the District shall determine and report, in accordance with the interchange accounting procedures established under the Coordinating Agreement, the schedules of power and/or energy delivered to SJLP.

12.02 The District's bill for moneys owed for power, energy, and other charges under this Agreement will normally be rendered to SJLP within fifteen (15) days after the end of each calendar month and payment shall be due within fifteen (15) days thereafter. All billing shall be based upon scheduled transactions.

12.03 Bills shall be deemed rendered on the postmark date if deposited in the first class mail properly addressed with postage prepaid and shall be deemed rendered upon receipt if another means of delivery is used. If the due date of any bill falls on Saturday, Sunday, or holiday observed by SJLP the bill shall be due on the next following work date of SJLP. Bills shall be deemed paid on the postmark date if deposited in the first class mail properly addressed and postage is used. Interest shall accrue from the date due and be compounded daily until the date upon which payment is made at the then applicable rate of interest established by the Federal Energy Regulatory
Commission ("FERC") for refunds as set forth in 18 C.F.R
Section 35.19(a) or in successor sections, as in effect from time to time. Such daily interest shall be computed on the basis of actual days and a 365-day calendar year.

In the event SJLP desires to dispute all or any part of the charges submitted by the District it shall nevertheless pay in full the amount of the charge when due and give notification in writing within 60 days from the due date of the billing statement stating the specific grounds on which the charges are disputed and the amount in dispute. This
60-day period shall not apply to any disputed amounts that through reasonable diligence, could not have been identified during the 60-day period including any disputed amounts identified pursuant to an inspection of records under Section 11.01. SJLP will not be entitled to any adjustment on account of any disputed charges which are not brought to the attention of the District within the time and in the manner herein specified. If settlement of the dispute results in a refund to SJLP, interest shall accrue from the original date of payment by SJLP and be compounded daily until the date upon which the refund is made, at the then applicable rate of interest established by the FERC for refunds as set forth in 18 C.F.R. Section 35.19(a) or successor sections, as in effect from time to time. Such daily interest shall be computed on the basis of actual days and a 365-day calendar year.

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ATERISKS.

ARTICLE XIII
OPERATING COMMITTEE

13.01 An Operating Committee composed of one representative of each Party shall be formed and shall meet as often as reasonably necessary to carry out the provisions of this Agreement, but no less than once per Contract Year. Either
Party's representative may call a meeting of the Operating
Committee by providing the other representative reasonable written notice prior to the proposed date of such meeting.

13.02 Specific duties of the Operating Committee shall include, but not be limited to, the following:

(a) Establishing energy and spinning reserve scheduling procedures as outlined in Article VI of this Agreement; and

(b) Establishing appropriate communication facilities requirements, as necessary; and

(c) Coordinating energy and spinning reserve scheduling, communication, and administrative activities.

13.03 The Operating Committee shall make all decisions and provide all directions authorized hereunder and such decisions made and directions given must be unanimous. The
Operating Committee shall have no authority to alter, amend, change, modify, add to or subtract from any provision of this Agreement nor to bind or to take any action which would bind the Parties on any issues other than those arising from the authority specifically given to the Operating Committee under this Agreement. The Operating
Committee may change operating procedures and standard practices from time to time to meet changing conditions. If the Operating Committee is unable to agree on any matters within its jurisdiction, such matters shall be resolved by the mutual agreement of SJLP's Vice President - Energy
Supply and the District's Senior Vice President of Energy
Supply or their designated representatives; provided, however, if the representatives of the Parties are still unable to resolve the matter, the Parties can proceed as provided in Section 21.05. Written minutes shall be kept of all Operating Committee meetings, and decisions or agreements made by the Operating Committee shall be reduced to writing. The Operating Committee shall approve the written contents of such minutes, decisions or agreements prior to their issuance.

ARTICLE XIV
UNCONTROLLABLE FORCES

14.01 Neither Party shall be considered to be in default with respect to any obligation hereunder if prevented or delayed in whole or in part from fulfilling such obligation by reason of uncontrollable forces, provided that the provisions of this Section shall not apply to the obligation for payments to be made under this Agreement.

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIY AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMMITED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.

The term "Uncontrollable Forces" shall mean storm, flood, lightning, earthquake, fire, explosion, failure of facilities not due to lack of proper care or maintenance, civil disturbance, labor disturbance, sabotage, war, national emergency, restraint by court or act of a public authority or governmental regulatory agency, or other causes beyond the control of the Party affected, which such Party could not reasonably have been expected to have avoided by exercise of due diligence and foresight and by provision of reserve facilities in accordance with Prudent Utility Practice. If either Party is unable to fill any of its obligations by reason of Uncontrollable Forces it will exercise its best efforts to remove such disability with reasonable dispatch, provided that neither Party shall be required to settle or resolve labor disturbances or strikes or to accept or agree to governmental or regulatory orders or conditions without objection or contest on any basis not acceptable to such Party in its sole discretion. Notice of Uncontrollable
Forces shall be given by the Party affected as soon as reasonably possible, but in no event later than 48 hours after learning of such Uncontrollable Force.

14.02 In the event an Uncontrollable Forces condition is claimed that reduces the output of either GGS Unit No. 1 or GGS Unit No. 2 to zero, but does not reduce the output of both units to zero, and such Uncontrollable Forces condition exists for a period of five consecutive months and cannot be removed within the term of this Agreement, the Parties may amend this Agreement to reduce the amount of power sold hereunder by the fifty percent (50%) of the Contract Rate of Delivery that is no longer available. Such amendment, if any, shall be made not more than 30 days following the conclusion the five-month period.

ARTICLE XV
ASSIGNMENT

15.01 Except for the transfer or assignment to a trustee or receiver in bankruptcy of a Party, to a foreclosing mortgagee of a Party, or to a successor to all or substantially all of the electric properties of a Party whether by reorganization, merger, consolidation, or sale, this Agreement, and any of the rights, duties, obligations and interests thereunder, are not assignable or otherwise transferrable by either Party, in whole or in part; without the written consent of the other Party to this Agreement.
The assignee shall assume all duties and obligations arising from and after the time of assigmnent of the assignor hereunder, but such assignment shall not release the assignment from said duties and obligations unless specifically provided in the written consent and assigrunent. All duties and obligations arising prior to the assignment shall remain the duty and obligation of the assignor unless the Parties hereto specifically agree otherwise.

ARTICLE XVI
TERMINATION

16.01 If either Party should materially fail to perform or cause unnecessary material delays in performance of its duties and obligations under this Agreement, unless excused by Uncontrollable Forces as defined in Section 14.01, be adjudged bankrupt; have a general assignment of its assets

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGAED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.

made for the benefit of its creditors; have a receiver appointed for it or for any of its property; or violate any of the material conditions of this Agreement, then the aggrieved Party may serve written notice upon the other Party of its intention to terminate this Agreement. Unless within 30 days after the service of such notice a satisfactory arrangement is made to remedy the aforementioned acts or omissions, then the aggrieved Party at its election may terminate the Agreement by written notice of termination to the other Party. Nothing herein shall be construed to limit or restrict any other legal rights or remedies at law or equity of the aggrieved Party.

ARTICLE XVII
INDEMNIFICATION

17.01 Each Party shall indemnify, hold harmless, and defend the other Party, its agents, servants, employees, and officers and directors from any and all costs and expenses, including but not limited to reasonable attorneys fees, court costs and other amounts which said other Party, its agents, servants, employees, and officers and directors are or may become obligated to pay on account of any and all demands, claims, liabilities, or losses arising or alleged to have arisen out of or in any way connected with the negligent acts or omissions or willfill or wanton action of the indemnifying Party, its agents, servants, employees, officers or directors whether such demands, claims, liabilities, or losses be for damages to property or injury or death of any person.

ARTICLE XVIII
APPROVALS

18.01 Except for the obligations set forth below in this
Section 18.01, this Agreement and any subsequent amendment(s) hereto, shall be subject to the authority of any regulatory body or approving authority (including the Parties' respective reserve sharing pools where applicable) having jurisdiction hereof or exercising control over the operation of the Parties' respective electric systems with respect to system reliability. Upon its execution, the Parties shall submit this Agreement and any subsequent amendment(s) hereto to such regulatory bodies and approving authorities, if any, for their required acceptance or approvals, and said Parties shall take all reasonable and necessary actions to obtain such acceptances or approvals.
If within 270 days of the execution of this Agreement either Party notifies the other Party that such required acceptance or approval has not been received or such acceptance or approval is conditional in nature and such condition(s) is unacceptable to either Party, this Agreement shall terminate unless the Parties agree otherwise in writing.

ARTICLE XIX
TAXES, FEES, AND ALLOWANCES

19.01 Any federal, state or local tax now, or hereafter, imposed upon the District and levied upon or measured by the power and energy delivered to SJLP hereunder or levied upon or

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES AND EXHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.

measured by the revenue from any sale of power and energy to SJLP hereunder shall be added to the billing rendered by the District to SJLP. This provision shall not be interpreted to waive any rights against such governmental tax authorities which SJLP may have to challenge the imposition of any such tax.

19.02  SO2 allowances required under the 1990 Clean Air Act
Amendments and necessary for providing energy under this Agreement (including energy for losses) shall be supplied under one of the following:

(a)  SJLP may supply such allowances, or

(b) Some other third party, acting on behalf of SJLP may supply such allowances, or

(c) The allowances may be purchased from the District, if available, at a reasonable market price mutually agreed upon in writing between the Parties.

In the event such SO2 allowances are purchased from the District, the purchase price of said allowances shall be added to the billing for energy sold hereunder.

19.03 Environmental compliance costs such as fees, taxes, or other allowances, not required as of the date of execution of this Agreement but required subsequent thereto and applicable to energy production associated with this Agreement shall be added to the billing for energy sold hereunder unless the Parties agree otherwise in writing.

ARTICLE XX
DISTRICT'S TAX EXEMPT DEBT

20.01 It is the intent of the Parties that this Agreement not result in private use of the District's generation or transmission facilities under the Federal Internal Revenue Code and regulations governing tax exempt debt. Further, the Parties recognize that a definitive interpretation and explanation of this law is still forthcoming and its impact cannot be predicted or foreseen. It is an essential purpose of this Agreement that the capacity and energy sold and transmission services provided will not: (1) impair the exclusion from gross income for federal income tax purposes of interest paid or to be paid on any debt issued or to be issued by or for the benefit of the District, or (2) impair the deductibility of interest expense associated with interest paid or to be paid on any such debt, or (3) require the District to violate any covenant of any existing debt financial consequences or lose its ability to issue or use tax exempt debt as a result of this Agreement alone or as a result of this Agreement in conjunction with other generation or transmission sales by the District. The Parties agree that if reuqired by the District to protect the status of its tax exempt deebt or prevent the impairments set fourth above, the District may at any time call for an amendment to this Agreement so as to allow the District to supply the power and energy obligations hereunder from some alternative

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACOORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.


resource, provide transmission service hereunder in some alternative manner arranged by the District which is equivalent with respect to reliability and availability of the power, energy and transmission service provided hereunder, or such other arrangements as are deemed necessary by NPPD, at no additional cost to SJLP. Upon such call for an amendment, SJLP shall agree to such amendment, or in the event of a material adverse consequence of such amendment, SJLP shall have the right to terminate the Agreement.

ARTICLE XXI
GENERAL

21.01 In no event shall a Party to this Agreement be liable to the other Party hereto for any indirect, consequential, punitive, or similar damages arising from or in any way connected with this Agreement.

21.02 Notices to the District shall be sent to the Senior
Vice President of Energy Supply, 1414 15th Street,
Columbus, Nebraska 68602-0499. Notices to SJLP shall be sent to the Vice President-Energy Supply, P.O. Box 998, 520
Francis Street, St. Joseph, Missouri 64502-0998. Either
Party may change its address or the representative to which notices are to be sent by providing written notice of such change to the other Party.

21.03 Any waiver at any time by a Party of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any other default or matter. Any delay short of the statutory period of limitation in asserting or enforcing any right shall not be deemed a waiver of such right.

21.04 It is understood and agreed that all representations, understandings and prior negotiations are merged into this Agreement, and that this Agreement constitutes the sole and entire Agreement between the Parties and no modification hereof shall be binding unless made a part hereof in writing executed by both Parties.

21.05 Any dispute or controversy between the Parties arising out of or relating to this Agreement shall be submitted to the Operating Committee for resolution. Any matter that cannot be resolved under the provisions of
Article XIII, upon consent of both Parties, may be submitted to a mediator mutually agreed upon by the Parties. This mediation process shall be nonbinding on the Parties. Any such mediation process shall be completed within 120 days.

21.06 Nothing in this Agreement shall be construed to obligate SJLP in any way to the District's past, present or future obligations regarding nuclear generating facilities.

21.07 The Parties shall perform and discharge their respective duties and obligations under this Agreement in accordance with good faith efforts (except as otherwise specified herein) and honesty in dealing.

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.

   IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executedthe day and the year first above written.

NEBRASKA PUBLIC POWER DISTRICT

By Guy R. Horn
Title: Sr. Vice President of Energy
Date : 7-10-96

WITNESS By Rita L. Pflasterer

ATTTEST:
Gary L. Myers

ST. JOSEPH LIGHT & POWER COMPANY
By D.V. Svuba
Title: Vice President-Energy Supply
Date: 7-9-96



EXIBIT A

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS.


                         TO
GERALD GENTLEMAN STATION UNIT PARTICIPATION AGREEMENT
                       BETWEEN
            NEBRASKA PUBLIC POWER DISTRICT
                        AND
           ST. JOSEPH LIGHT & POWER COMPANY

   The monthly amount billed to SJLP by the District for energy associated with GGS Unit Participation Power shall be based upon the Energy Charge Rate multiplied by the total megawatthous of such energy scheduled and received by SJLP, durring the preceding month. Such monthly billing shall also contain any adjustments to prior months billings including, but not limited to, the difference between the estimated cost of fuel and the actual cost of fuel in months pnor to said preceding month. The Energy Charge Rate shall be:

((Fuel + VOM) (1.0 + MAPP LF + NPPD LF (1.0 + MAPP LF)))

Where: (1) Fuel = An amount in dollars per megawatt-hour which is the total cost of fuel estimated to have been burned in Gerald Gentleman Station during a month divided by the total net megawatt-hous produced by Gerald Gentleman
Station (less utilization for station service) during such month.

   (2) VOM = An amount in dollars per megawatt-hour attributable to variable operation and maintenance expenses incurred at Gerald Gentleman Station. Such amount shall be *** per megawatt-hour in 2000 and shall escalate at the Consumer Price Index ("CPI")- for each Year thereafter.

   (3) MAPP LF =  The loss factor for MAPP Loss
Repayment Such loss factor shall be the Small Schedule Loss
Percentage, or alternative thereto, utilized by MAPP for such Loss Repayment.

   (4) NPPD LF = The loss factor for repayment of losses incurred on the District's system up to the Point of Delivery. Such loss factor shall be based upon the District's system incremental losses as determined from time to time by the District and shall include losses on the Cooper-Fairport-St. Joseph 345 KV interconnection for the delivered amount of energy.
  CPI as used herein shall mean the percent increase, if any, in the average ofthe CPI-U [CPI for all Urban Consumers - All Items (unajusted) (base 1982 to 1984 equal 100)] and the CPI-W [CPI for Urban Wage Earners and Clerical Workers (revised) (unadjusted) (base 1982 to 1984 equals 100)] for the calendar year preceding the calendar year in which any Contract Year begins. If during the term of this Agreement the CPI as used herein is discontinued, becomes unavailable, restructured, reconstituted, or is materially altered, the Parties shall undertake to agree upon a substitute index or combination of indices that willl most closely approximate the CPI as defined herein. If the Parties are unable to agree upon a substitute index or combination of indices, the index applied for the remainder of the term of this Agreement shall be the annual average of the CPI, as defined herein, calculated for the five year period prior to the discontinuance of its use hereunder.